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                                                                           EXHIBIT 11-1


                                PENNSYLVANIA ENTERPRISES, INC.

                        Statement Re Computation of Per Share Earnings
               for the Three and Six Month Periods Ended June 30, 1997 and 1996



                                         Three Months Ended            Six Months Ended
                                         1997          1996           1997          1996

Income (loss) before subsidiary's
  preferred stock dividends          $    469,000  $    (93,000)  $  8,874,000  $  7,516,000

Subsidiary's preferred stock
  dividends                               318,000       383,000        671,000     1,020,000

Net income (loss)                    $    151,000  $   (476,000)  $  8,203,000  $  6,496,000

Earnings (loss) per share of
  common stock                       $        .02  $       (.05)  $        .85  $        .60

Computations of additional common
  shares outstanding

  Average shares of common stock        9,643,642    10,088,268      9,629,606    10,825,160

  Incremental common shares
    applicable to options, based on
    the daily average market price         58,349        17,102         51,908        15,306

  Average common shares as adjusted     9,701,991    10,105,370      9,681,514    10,840,466

  Average shares of common stock        9,643,642    10,088,268      9,629,606    10,825,160

  Incremental common shares
    applicable to options, based on
    the more dilutive of daily
    average or ending market price         62,827        18,996         50,341        16,578

  Average common shares fully
    diluted                             9,706,469    10,107,264      9,679,947    10,841,738

Earnings (loss) per share of
  common stock

  Average common shares as adjusted  $        .02  $       (.05)  $        .85  $        .60

  Average common shares fully
    diluted                          $        .02  $       (.05)  $        .85  $        .60



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